2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

FIGS, Inc.

2834 Colorado Avenue, Suite 100

Santa Monica, CA 90404

March 8, 2022

Daniella Turenshine

Re: Employment Terms (Amendment and Restatement of Offer Letter dated October 23, 2018)

Dear Daniella:

This amended and restated employment letter agreement (this “Agreement”) sets forth the terms of your continued employment with FIGS, Inc. (the “Company”) in the position of Chief Financial Officer of the Company. This Agreement amends and restates in its entirety that certain Offer Letter, dated October 23, 2018, by and between you and the Company (the “Prior Agreement”).

1.
Reporting; Duties. You will be responsible for all finance and accounting activities and will continue to report directly to Catherine Spear, Co-CEO at FIGS. Of course, subject to Section 5, the Company may change your position, duties, and work location from time to time in its discretion. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activities, nor will you engage in any other activities that conflict with your obligations to the Company.

2.
Salary. Your salary will continue to be $500,000 per year, less applicable deductions and withholdings, to be paid in accordance with the Company’s normal payroll practices, as may be in effect from time to time.

3.
Performance Bonus. You will continue to be eligible to earn an incentive bonus targeted at an amount equal to $300,000 for fiscal year 2022. The target amount of any incentive bonus for any future year shall be determined by the Board or a subcommittee thereof in its sole discretion. Whether you receive an incentive bonus for any given year, and the amount of any such bonus, shall be determined by the Board or a subcommittee thereof in its sole discretion, and shall be based upon achievement of Company and/or individual performance objectives to be determined by Catherine Spear and the Board (or duly authorized committee thereof) and other criteria to be determined by the Board or such subcommittee. Any bonus shall be paid within thirty (30) days after the Board’s determination that a bonus shall be awarded but no later than seventy-five (75) days after the Company’s fiscal year end. Except as described below in Section 5(b)(iii), you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

4.
Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion.

5.
Severance.

a.
Termination For Cause; Resignation without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), or if you resign without Good Reason (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

b.
Termination without Cause; Resignation for Good Reason. If the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

i.
an amount equal to twelve (12) months of your then current base salary, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”);

ii.
if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for health insurance coverage in connection with new employment or self-employment; and

iii.
if your termination without Cause or resignation for Good Reason is effective on or within twelve (12) months following a Change in Control (as defined herein), then in addition to the benefits set forth in Section 5(b)(i) and (ii), the Company will also (A) pay you, within thirty (30) days following your termination date, a lump-sum payment equal to your target bonus for the year in which your separation occurs, prorated for the amount of time that you were employed by the Company during such year; and (B) accelerate the vesting of that certain stock option and that certain restricted stock unit award each granted to you by the Company on December 9, 2021 (together, the “Equity Awards”) such that the Equity Awards will be deemed fully vested and exercisable as of your last day of employment with the Company.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Employee Confidential Information and Invention Assignment Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within thirty (30) days following your termination date. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

your termination date; provided, however, that no payments will be made prior to the thirtieth (30th) day following your termination date. On such thirtieth (30th) day, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for such thirtieth (30th) day, with the balance of the Salary Continuation being paid as originally scheduled.

6.
Definitions.

a.
Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (i) your willful failure substantially to perform your duties and responsibilities to the Company or violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your material breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

b.
Change in Control. For purposes of this Agreement, “Change in Control” means: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, other than any such consolidation or merger in which the holders of shares of capital stock of the Company immediately prior to such consolidation or merger continue to hold equity interests representing a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, equity interests in its parent) immediately after such consolidation or merger; (ii) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; provided, that a Change-of-Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof; provided, further, that a Change-of-Control shall not include any transaction or series of transactions in which in excess of 50% of the voting power of Tulco, LLC is transferred; or (iii) a sale, transfer, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

c.
Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without your consent: (i) a material reduction in your responsibilities or duties, provided, that neither a change in your title nor a reassignment following a Change in Control to a position that is substantially similar to the position held prior to such transaction shall constitute a material reduction in job responsibilities; (ii) a relocation of your work location to a location more than twenty-five (25) miles from the location at which you performed your duties immediately prior to the relocation; (iii) the Company’s material breach of any of its obligations under this Agreement; or (iv) a material reduction in your base salary; provided, however, that any such termination shall only be deemed for Good Reason pursuant to this definition if: (A) you give the Company written notice, within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s), of your intent to terminate for Good Reason; (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice (such 30-day period, the

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

“Cure Period”); and (C) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

7.
Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance promulgated thereunder (“Code Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. No amount that is deferred compensation subject to Code Section 409A shall be payable pursuant to Agreement unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Code Section 409A (a “Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first business day following the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.
Confidentiality Obligations. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you previously signed and must continue to comply with the attached Employee Confidential Information and Inventions Assignment Agreement, dated October 23, 2018, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9.
At-Will Employment. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

10.
Arbitration.

a.
Agreement to Arbitrate All Disputes. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

b.
Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

c.
Individual Capacity Only. All claims, disputes, or causes of action under this Arbitration section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

d.
Arbitration Process. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Los Angeles, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

e.
Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

f.
Injunctive Relief and Final Orders. Nothing in this Arbitration section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

11.
Taxes. All payments to you under this Agreement will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, and the Company and its affiliates are entitled to withhold any and all such taxes from amounts payable under this Agreement.

12.
Miscellaneous. This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral (including the Prior Agreement). It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement shall be governed by the laws of the State of California.

Please sign and date this Agreement and return it to me by March 8, 2022. We look forward to your favorable reply and to continuing a productive and enjoyable work relationship.

Sincerely,

/s/ Catherine Spear	/s/ Heather Hasson
Catherine Spear, Co-CEO	Heather Hasson, Co-CEO

2834 Colorado Ave, Suite 100

Santa Monica, CA 90404

Understood and Accepted:

/s/ Daniella Turenshine	March 8, 2022
Daniella Turenshine	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement